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               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
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                            FORM 11-K

                          ANNUAL REPORT
                PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934
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(Mark One):
[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 [FEE REQUIRED]
For the fiscal year ended December 31, 1995
[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
For the transition period from __________ to __________

Commission file number 1-7796


                               UNC
                 RETIREMENT INCOME SAVINGS PLAN
                      (Full title of plan)


                        UNC INCORPORATED
  (Name of issuer of the securities held pursuant to the plan)


                   175 Admiral Cochrane Drive
                 Annapolis, Maryland 21401-7394
                         (412) 266-7333
(Address of the plan and principal executive office of the issuer)
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                      REQUIRED INFORMATION

The UNC Retirement Income Savings Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan financial statements and the schedules prepared in accordance with the financial reporting requirements of ERISA are attached hereto. The end of the most recent fiscal year of the Plan was December 31, 1995.



                            EXHIBITS

1.   UNC Retirement Income Savings Plan Financial Statements and
     Schedules, December 31, 1995 and 1994, and accountants' reports thereon (filed under cover of Form SE).

2.   Consents of Independent Auditors.


                         UNC RETIREMENT INCOME SAVINGS PLAN

                         By:  /s/ Richard H. Lange
                              ---------------------
                              Richard H. Lange
                              Member - Plan Board


DATE:  June 26, 1996
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                          EXHIBIT INDEX

Exhibit
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  1.      UNC Retirement Income Savings Plan Financial Statements
          and Schedules, December 31, 1995 and 1994, and accountants' reports thereon (filed under cover of Form
          SE).

  2.      Consents of Independent Auditors.
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